UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Entravision Communications Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2009

To Our Class A and Class B Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) of Entravision Communications Corporation, which will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, at 10:00 a.m. on Thursday, May 28, 2009 for the purposes of considering and voting upon:

1. A proposal to elect six directors to our Board of Directors (the “Board”).

2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

These matters are described more fully in the proxy statement accompanying this notice.

Our stockholders will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2009 Annual Meeting.

The Board has fixed the close of business on April 14, 2009 as the record date (the “Record Date”) for determining those stockholders who will be entitled to notice of and to vote at the 2009 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2009 Annual Meeting.

Representation of at least a majority in voting interest of our Class A common stock and our Class B common stock either in person or by proxy is required to constitute a quorum for purposes of voting on each proposal to be voted on at the 2009 Annual Meeting. Accordingly, it is important that your shares be represented at the 2009 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2009 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2009 Annual Meeting.

Please read the accompanying proxy material carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Walter F. Ulloa Chairman and Chief Executive Officer

April 30, 2009

Santa Monica, California

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2009:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://phx.corporate-ir.net/phoenix.zhtml?c=121597&p=proxy

Stockholders Should Read the Entire Proxy Statement

Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

OF

ENTRAVISION COMMUNICATIONS CORPORATION

To Be Held on May 28, 2009

This proxy statement is furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”), which will be held at 10:00 a.m. on May 28, 2009 at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2009 Annual Meeting of Stockholders (the “Notice”). This proxy statement and the proxy card are first being delivered or mailed to stockholders on or about May 7, 2009. Our Annual Report for the year ended December 31, 2008 on Form 10-K (the “10-K”) is being mailed to stockholders concurrently with this proxy statement. The 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

VOTING RIGHTS AND SOLICITATION

The close of business on April 14, 2009 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2009 Annual Meeting. As of the Record Date, we had 52,220,848 shares of Class A common stock, par value $0.0001 per share, and 22,887,433 shares of Class B common stock, par value $0.0001 per share, issued and outstanding. All of the shares of our Class A and Class B common stock outstanding on the Record Date, and only those shares, are entitled to vote on each of the proposals to be voted upon at the 2009 Annual Meeting. Holders of the Class A common stock of record entitled to vote at the 2009 Annual Meeting will have one vote for each share of Class A common stock so held with regard to each matter to be voted upon. Holders of the Class B common stock of record entitled to vote at the 2009 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon.

All votes will be tabulated by the inspector of elections appointed for the 2009 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

The holders of a majority in voting interest of the Class A common stock and Class B common stock outstanding and entitled to vote at the 2009 Annual Meeting shall constitute a quorum for the transaction of business at the 2009 Annual Meeting. The voting interest of shares of the Class A common stock and Class B common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2009 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in “street name” indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and the company (the “Voting Agreement”), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of each other as directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 81.42% of the votes entitled to be cast in the election of directors.

In voting with regard to the proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2), stockholders may vote in favor of such proposal or against such proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote on this proposal. Pursuant to the Voting Agreement, other than with respect to the election of directors, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik will be free to vote his shares as he chooses. Messrs. Ulloa, Wilkinson and Zevnik will have in the aggregate the right to cast 81.42% of the votes entitled to be cast on Proposal 2.

Under the rules of The New York Stock Exchange (the “NYSE”) that govern most domestic stock brokerage firms, member brokerage firms that hold shares in “street name” for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the NYSE. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2009 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

Shares of our common stock represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the 2009 Annual Meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR each of Proposal 1 and Proposal 2. Management does not know of any matters to be presented at the 2009 Annual Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the 2009 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2009 Annual Meeting by giving written notice to our Secretary, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2009 Annual Meeting and voting in person; provided, however, that under the rules of the NYSE, any beneficial owner whose shares are held in “street name” by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2009 Annual Meeting only in accordance with the applicable rules and procedures of the NYSE.

The entire cost of soliciting proxies will be borne by the company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by our officers and regular employees for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of our common stock, and such persons may be reimbursed for their expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of Board of Directors

As currently in effect, our bylaws provide that the Board shall consist of not less than seven and not more than eleven directors. The Board currently consists of seven members elected by the holders of the Class A and Class B common stock, voting together as a class. The Board has selected six nominees for election as directors at the 2009 Annual Meeting. Prior to the 2009 Annual Meeting, the Board intends to (i) amend our bylaws to provide that the Board shall consist of not less than six and not more than eleven directors, and (ii) fix the size of the Board to be elected at the 2009 Annual Meeting at six members. Our directors are elected by our stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board, acting upon the recommendation of the Board’s Nominating/Corporate Governance Committee. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2010 or until a successor has been duly elected and qualified.

In the event that a nominee is unable or declines to serve as a director at the time of the 2009 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Nominees for Election as Directors

The following is certain information as of April 14, 2009 regarding the nominees for election as directors:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	60
Philip C. Wilkinson	President, Chief Operating Officer and Director	53
Paul A. Zevnik	Director	58
Darryl B. Thompson	Director	47
Esteban E. Torres	Director	79
Gilbert R. Vasquez	Director	69

Biographical Information Regarding Directors

Walter F. Ulloa.    Mr. Ulloa, our Chairman and Chief Executive Officer since the company’s inception in 1996, has more than 30 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as Operations Manager, Production Manager, News Director, Local Sales Manager and an Account Executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson.    Mr. Wilkinson, our President and Chief Operating Officer since the company’s inception in 1996, has more than 25 years of experience in broadcasting. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of Account Executive, Los Angeles National Sales Manager and West Coast Sales Manager. Mr. Wilkinson has been a director since February 2000.

Paul A. Zevnik.    Mr. Zevnik was involved in the development, management and ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our company’s inception in 1996 until October 2003. Mr. Zevnik is a partner, resident in the Washington, D.C. and Los Angeles, California offices of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik has been a director since August 2000.

Darryl B. Thompson.    Mr. Thompson has been the President of Stonebrook Capital Management, LLC since 2007. From 1993 to 2007, Mr. Thompson was a partner of TSG Capital Group, L.L.C. Mr. Thompson also serves on the boards of directors of several private companies, including Urban Brands, Inc. and Telscape Communications, Inc. Mr. Thompson has been a director since August 2000.

Esteban E. Torres.    Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres was an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Gilbert R. Vasquez.    Mr. Vasquez has been the managing partner of the certified public accounting firm of Vasquez & Company LLP since 1969. Mr. Vasquez was an executive board member of the 1984 Olympic Organizing Committee and currently serves as a board member on its successor organization, the LA84 Foundation. Mr. Vasquez also serves as a board member of the Tomas Rivera Policy Institute, the Cal State LA Foundation, Manufacturers Bank and Promerica Bank. Mr. Vasquez has been a director since May 2007.

Departing Director

Jesse Casso, Jr.    Mr. Casso has been the managing partner of Casmar Capital Partners, LLC, a private investment firm, since 2004. Previously, Mr. Casso was an investment banker with Merrill Lynch and Goldman, Sachs & Co. Mr. Casso also serves on the boards of directors of First Fed Financial Corp., The California Endowment, and is chairman of Camino Real Foods, Inc. In addition, Mr. Casso currently serves as the Interim Chief Investment Officer of The California Endowment. Mr. Casso, who has elected not to stand for re-election to the Board has been a director since December 2003 and will retire upon the expiration of his term at the 2009 Annual Meeting.

CORPORATE GOVERNANCE

We maintain a corporate governance page on our corporate website at www.entravision.com which includes information regarding the company’s corporate governance practices. Our corporate governance guidelines, code of ethics, code of business conduct, related party transaction policy, Board committee charters, Audit Committee pre-approval policy and certain other corporate governance documents and policies are available on that website. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted on our website. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated by reference into this or any other filing we make with the Securities and Exchange Commission (“SEC”).

Board of Directors

Director Independence

Our Board of Directors currently consists of seven members, a majority of whom meet the independence requirements of the NYSE as currently in effect. Pursuant to NYSE listing standards, our Board of Directors has adopted the following categorical Director Qualification Standards, which state that a director will not be independent if:

(i) the director, or an immediate family member of the director, is, or within the last three years was, employed by the company or any of its subsidiaries;

(ii) the director, or an immediate family member of the director, has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

(iii) the director, or an immediate family member of the director, is a current partner of a firm that is the company’s (or any of its subsidiaries) internal or external auditor; or is a current employee of such a firm; or who was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the company’s audit within that time;

(iv) the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of the company’s present executive officers at the same time serve or served on that company’s compensation committee; or

(v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the company for property or services in an amount, which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

With respect to any relationship not covered above, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence criteria set forth above.

Our categorical Director Qualification Standards also provide that:

•

An Audit Committee member may not have a direct or indirect financial relationship with the company or any of its subsidiaries (e.g. accept directly or indirectly any consulting, advisory or other compensatory fee) other than compensation for service as a director and as a member of the Audit Committee. Audit Committee members may receive directors’ fees (in the form of cash, stock, stock units or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive).

•

An Audit Committee member may not be an “affiliated person” of the company or any of its subsidiaries. An “affiliated person” is defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

•

All members of the Audit Committee must be “independent” pursuant to applicable rules of the Securities and Exchange Commission and the independence standards set forth above, and, in addition: (1) all members of the Audit Committee must be “financially literate” or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee; and (2) at least one member of the Audit Committee must be an “Audit Committee Financial Expert” as such term is defined by the rules of the Securities and Exchange Commission and The New York Stock Exchange.

Our Board of Directors has affirmatively determined that all of our directors, except Messrs. Ulloa and Wilkinson, are independent and, in addition, that none of our independent directors has a material relationship with the company other than as a director, in accordance with these categorical standards.

In addition, our corporate governance guidelines provide that no member of the Board may serve on more than three other public company boards of directors (in addition to ours) without first obtaining the prior approval of the Board.

Meetings of the Board

The Board of Directors held eight meetings and acted by written consent two times during 2008. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees on which the director served in 2008.

The company’s non-management directors meet regularly in executive session without management present to discuss certain Board policies, processes and practices, and other matters relating to the company and the functioning of the Board. Mr. Zevnik served as the presiding or “lead” director for such meetings during 2008-2009.

Each of our directors is encouraged to attend the company’s annual meeting of stockholders and to be available to answer any questions posed by stockholders to such director. Because our Board of Directors holds one of its regular meetings in conjunction with our annual meeting of stockholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All of our directors attended our 2008 Annual Meeting of Stockholders.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders and any interested parties may send correspondence to the Board or to any individual director, by mail to Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

•

Our Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the presiding or “lead” director, or with the non-management directors as a group, by mail addressed to Lead Director, c/o Corporate Secretary, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, or by e-mail to stockholdercommunications@entravision.com.

The company’s Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, financial improprieties or auditing matters. Any of the company’s employees may confidentially communicate concerns about any of these matters by calling our toll-free hotline. All of the reporting mechanisms are also posted on our website. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The composition, functions and general responsibilities of each committee are summarized below.

Audit Committee

The Audit Committee consists of Messrs. Casso (chairman), Thompson and Vasquez. The Board of Directors has determined that each of Messrs. Casso, Thompson and Vasquez is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act, and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that all members of the Audit Committee meet the independence and knowledge requirements of the NYSE as currently in effect. For information about Messrs. Casso’s, Thompson’s and Vasquez’s experience, please see “Biographical Information Regarding Directors” above. The Audit Committee held 10 meetings and acted by written consent one time during 2008.

Consistent with the company’s corporate governance guidelines, no member of the Audit Committee may serve on the audit committees of more than two other public companies (in addition to ours) without first obtaining the prior approval of the Board. No member of the Audit Committee serves on more than two other public company audit committees.

The Audit Committee operates under a written charter, a copy of which is available on our website. The Audit Committee’s duties include responsibility for reviewing our accounting practices and audit procedures. In addition, the Audit Committee has responsibility for reviewing complaints about, and investigating allegations of, financial impropriety or misconduct. Please see “Report of Audit Committee” below, which provides further details of many of the duties and responsibilities of the Audit Committee.

As part of its responsibility, the Audit Committee is responsible for engaging our independent registered public accounting firm, as well as pre-approving audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee has adopted, and the Board has ratified, an Audit Committee Pre-Approval Policy, which is also available on our website.

Compensation Committee, Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Thompson (chairman) and Zevnik. Both members of the Compensation Committee meet the independence requirements of the NYSE as currently in effect. No member of the Compensation Committee was at any time during 2008 an officer or employee of the company. The Compensation Committee held six meetings and acted by written consent one time during 2008. None of our executive officers served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during 2008.

The Compensation Committee operates under a written charter, a copy of which is available on our website. The Compensation Committee establishes the compensation and benefits of our executive officers. The compensation committee also administers our employee benefit plans, including our equity incentive and employee stock purchase plans.

Please see “Report of Compensation Committee” below, which details the Compensation Committee’s report on our executive compensation for 2008.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Messrs. Torres (chairman) and Thompson. Both members of the Nominating/Corporate Governance Committee meet the independence requirements of the NYSE as currently in effect. The Nominating/Corporate Governance Committee held no meetings and acted by written consent one time during 2008.

The Nominating/Corporate Governance Committee operates under a written charter, a copy of which is available on our website. The Nominating/Corporate Governance Committee has the primary responsibility for overseeing the company’s corporate governance compliance practices, as well as supervising the affairs of the company as they relate to the nomination of directors. The principal ongoing functions of the Nominating/Corporate Governance Committee include developing criteria for selecting new directors, establishing and monitoring procedures for the receipt and consideration of director nominations by stockholders and others, considering and examining director candidates, recommending director nominations to the Board, developing and recommending corporate governance principles for the company and monitoring the company’s compliance with those principles and establishing and monitoring procedures for the receipt of stockholder communications directed to the Board.

The Nominating/Corporate Governance Committee is also responsible for conducting an annual evaluation of the Board to determine whether the Board and its committees are functioning effectively, and reports annually to the Board with the results of this evaluation.

Director Nominations

The Nominating/Corporate Governance Committee seeks out appropriate candidates to serve as directors of the company, and the Nominating/Corporate Governance Committee interviews and examines director candidates and makes recommendations to the Board regarding candidate selection. In considering candidates to serve as director, the Nominating/Corporate Governance Committee evaluates various minimum individual qualifications, including strength of character, maturity of judgment, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as well as the extent to which the candidate would fill a present need on the Board.

The Nominating/Corporate Governance Committee will consider stockholder nominations for director. Nominations for director submitted to this committee by stockholders are evaluated according to the company’s overall needs and the nominee’s knowledge, experience and background. A nominating stockholder must give appropriate notice to the company of the nomination not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, the notice by the stockholder must be delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

The stockholders’ notice shall set forth, as to:

•	each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of such person,

•	the principal occupation or employment of the person,

•	the class and number of shares of the company’s stock which are beneficially owned by such person, if any, and

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder; and

•	the stockholder giving the notice:

•	the name and record address of the stockholder and the class and number of shares of the company’s stock which are beneficially owned by the stockholder,

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which nomination(s) are to be made by such stockholder,

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice,

•

any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and the rules thereunder.

The notice must be accompanied by a written consent of the proposed nominee to be named as a director.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR election of each of the nominees identified above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and such appointment is being submitted to our stockholders for ratification at the 2009 Annual Meeting. PricewaterhouseCoopers LLP is considered by our management to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Audit and Other Fees

The following table summarizes the fees charged by PricewaterhouseCoopers LLP for the services rendered to the company and its subsidiaries in 2007 and 2008:

	Amount Billed and Paid
Type of Fee	Fiscal Year 2007	Fiscal Year 2008
Audit (1)	$1,373,000	$1,414,000
Audit Related (2)	101,000	—
Tax	—	—
All Other (3)	2,000	5,000
Total	$1,476,000	$1,419,000

(1)	Represents aggregate fees charged by PricewaterhouseCoopers LLP for annual audits and quarterly reviews.
(2)	Represents aggregate fees charged by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services were associated with consultations on the implementation of new accounting requirements.
(3)	Represents software license fees charged by PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the 2009 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

MANAGEMENT

The following sets forth the names, positions and ages of our executive officers as of April 14, 2009:

Name	Position	Age
Walter F. Ulloa	Chairman and Chief Executive Officer	60
Philip C. Wilkinson	President, Chief Operating Officer and Director	53
Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer	40
Jeffery A. Liberman	President, Radio Division	50

Background

Walter F. Ulloa.    Mr. Ulloa has been our Chairman and Chief Executive Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Ulloa.

Philip C. Wilkinson.    Mr. Wilkinson has been our President and Chief Operating Officer since the company’s inception in 1996. See, “Proposal 1—Election of Directors” for additional biographical information on Mr. Wilkinson.

Christopher T. Young.    Mr. Young has been our Executive Vice President, Treasurer and Chief Financial Officer since May 2008. Mr. Young had previously served as the President of our outdoor division from February 2004 until we sold our outdoor division in May 2008. From January 2000 to February 2004, Mr. Young served as our outdoor division’s Chief Financial Officer. Before joining our company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank.

Jeffery A. Liberman.    Mr. Liberman, the President of our radio division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•

our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of December 31, 2008 whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and Named Executive Officers as a group.

Name and Address of Beneficial Owner (1)	Class of Shares	Number of Shares of Common Stock Beneficially Owned		Percent (2)
More than 5% Stockholders (3)
Goldman Sachs Asset Management, L.P.(4)	A	9,328,323		11.04%
Thomas Weisel Partners Group, Inc.(5)	A	6,300,000		7.46%
Columbia Wagner Asset Management LP(6)	A	4,740,000		5.62%
Dimensional Fund Advisors, LP(7)	A	4,924,534		5.83%

Directors and Named Executive Officers
Walter F. Ulloa	A	1,161,305	(8)	1.36%
	B	11,489,365	(9)	13.60%
Philip C. Wilkinson	A	1,162,850	(10)	1.36%
	B	6,698,265	(11)	7.93%
Christopher T. Young (12)	A	188,085	(13)	*
Jeffery A. Liberman	A	429,421	(14)	*
John F. DeLorenzo (15)	A	360,000	(16)	*
Paul A. Zevnik	A	277,136	(17)	*
	B	4,699,803	(18)	4.56%
Darryl B. Thompson	A	193,352	(19)	*
Esteban E. Torres	A	167,613	(20)	*
Jesse Casso, Jr.	A	102,945	(21)	*
Gilbert R. Vasquez	A	26,000	(22)	*
All directors and Named Executive Officers as a group (10 persons)	A	4,068,707		4.57%
	B	22,887,433		27.10%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)

Percentage ownership is based on 84,461,010 shares of common stock outstanding on March 31, 2009 (assuming conversion of all outstanding shares of Class B common stock and Class U common stock, all of which may be converted into Class A common stock within 60 days). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Does not include Univision Communications Inc., which currently holds all 9,352,729 shares of our Class U common stock. The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities. However, because the Class U common stock is convertible at any time into Class A common stock upon the disposition by Univision of the Class U common stock to a third party that is not an affiliate of Univision, those shares of Class A common stock issuable upon conversion of the Class U common stock are included as issued and outstanding for purposes of computing percentages herein.
(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.
(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Thomas Weisel Partners Group, Inc. is One Montgomery Street, San Francisco, California 60606.
(6)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Columbia Wagner Asset Management, LLP is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(7)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Dimensional Fund Advisors, LP is 1299 Ocean Avenue, Santa Monica, California 90401.
(8)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), as well as 2,130 shares and options to purchase 1,158,750 shares of Class A common stock held by Mr. Ulloa personally.
(9)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by the Seros Ulloa Family Trust of 1996.
(10)	Consists of 4,100 shares and options to purchase 1,158,750 shares of Class A common stock held by Mr. Wilkinson personally.
(11)	Consists of 5,033,700 shares held by The 1994 Wilkinson Family Trust, 489,848 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally.
(12)	Mr. Young served as the President of our outdoor advertising division for fiscal years 2006 and 2007, and through May 12, 2008 when it was sold. Mr. Young has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 12, 2008.
(13)	Consists of 3,085 shares of Class A common stock and options to purchase 185,000 shares of Class A common stock held by Mr. Young personally. Mr. Young succeeded Mr. DeLorenzo as our Executive Vice President, Treasurer and Chief Financial Officer, effective May 12, 2008.
(14)	Consists of 4,421 shares of Class A common stock and options to purchase 53,687 shares of Class A common stock held by Mr. Liberman personally and options to purchase 371,313 shares of Class A common stock held by the Jeffery and Angela Liberman Revocable Trust Dated February 28, 2007.
(15)	Mr. DeLorenzo served as our Executive Vice President, Chief Financial Officer and Treasurer for fiscal years 2006 and 2007 and through May 12, 2008.
(16)	Consists of 5,000 shares of Class A common stock and 25,000 restricted stock units held by Mr. DeLorenzo personally, as well as options to purchase 330,000 shares of Class A common stock held by the DeLorenzo 2002 Family Trust. Mr. DeLorenzo resigned as our Executive Vice President, Treasurer and Chief Financial Officer, effective May 12, 2008.
(17)	Consists of options to purchase 100,000 shares of Class A common stock and 10,000 restricted stock units held by The Zevnik Charitable Foundation, as well as 26,000 restricted stock units and options to purchase 141,136 shares of Class A common stock held by Mr. Zevnik personally.
(18)

Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 761,553 shares held by The Zevnik Family L.L.C. and 3,137,584 shares held by Mr. Zevnik personally. A line of credit in an amount not to exceed $421,000 is secured by 800,666 shares of Class B common stock held by The Paul A. Zevnik Irrevocable Trust of 1996. A line of credit in an amount not to exceed $2,000,000 is secured by a pledge of 761,553 shares of Class B common stock held by The Zevnik Family L.L.C. and 3,137,584 shares of Class B common stock held by Mr. Zevnik personally.
(19)	Consists of 7,484 shares held by TSG Associates III, LLC, as well as options to purchase 149,868 shares of Class A common stock and 36,000 restricted stock units held by Mr. Thompson personally. Mr. Thompson holds an equity interest in the TSG Associates III, LLC and shares voting and investment power over the shares held by such entity. Mr. Thompson disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
(20)	Consists of options to purchase 131,613 shares of Class A common stock and 36,000 restricted stock units.
(21)	Consists of options to purchase 66,945 shares of Class A common stock and 36,000 restricted stock units.
(22)	Consists of 26,000 restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock and our other equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us, or written representation from certain reporting persons that no Form 5s were required for those persons, we believe that all reporting requirements under Section 16(a) for the 2008 fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has furnished the following Report of the Compensation Committee for the 2008 fiscal year. This Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis provided below (the “CD&A”) with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this proxy statement for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Darryl B. Thompson, Chair

Paul A. Zevnik

COMPENSATION DISCUSSION AND ANALYSIS

Administration of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) has overall responsibility for evaluating and approving our executive compensation program. The Committee has the authority to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer and the other Named Executive Officers, and to establish the general compensation policies for such individuals. The Committee also has the authority to administer and make discretionary equity incentive grants to all of our employees under our 2004 Equity Incentive Plan (the “2004 Plan”), and previously had such authority under our 2000 Omnibus Equity Incentive Plan (the “2000 Plan”). Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its discretion.

The Committee operates under a written charter. The duties and responsibilities of a member of the Committee are in addition to his or her duties as a member of the Board. The charter reflects these various responsibilities, and the Committee is charged with periodically reviewing the charter. The Committee’s membership is determined by the Board and is composed entirely of independent directors. In addition, the Committee has the authority to engage the services of outside advisors, experts and others, including independent compensation consultants to assist the Committee. The Committee has engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”) as the Committee’s outside compensation consultant to provide advice directly to the

Committee and also to the company in continuing to evaluate and develop our compensation policies and practices. The role of Frederic Cook is to provide independent advice and expertise in executive compensation policies and practices. During 2008, the Committee held six meetings and acted by unanimous written consent one time. The Board did not modify any action or recommendation made by the Committee with respect to executive compensation for the 2008 fiscal year.

Objectives and Philosophy

The Committee believes that our executive compensation policies and practices are designed to attract and retain qualified executives, motivate and reward them for their performance as individuals and as a management team, and further align the interests of our executives with the interests of our stockholders. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages offered to such individuals. In addition, the Committee believes in rewarding executives’ performance in obtaining key operating objectives, which, among other things, includes earnings growth, in light of general economic conditions as well as specific company, industry and competitive conditions. The Committee also believes that our equity incentive compensation policies and practices should reward executives upon their continued employment with the company and the long-term price of our stock.

Our policy for allocating between long-term and current compensation is to ensure that we provide adequate base salary, bonus and equity incentive compensation to attract, retain and reward qualified executives for their services, while providing long-term incentives to reward retention and to maximize long-term value for the company and our stockholders. Our policy is to provide cash compensation in the form of base salary and bonuses to meet competitive salary requirements and, with respect to bonuses, to reward performance. We provide non-cash equity incentive compensation to meet competitive equity compensation needs, promote retention, reward performance and further align the interest of our executives with the company’s stockholders. The Committee typically evaluates total compensation and makes specific equity incentive compensation grants to Named Executive Officers in connection with services provided to us in their capacity as an employee and executive officer. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings and typically it does not take into account existing equity holdings of any Named Executive Officer. The Committee believes that its overall policies are competitive within our industry and in general, and are appropriate to fulfill our broad objectives with respect to executive compensation.

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of our executive officers. In 2008, the Committee considered management’s achievement of our short- and long-term goals in light of general economic conditions as well as specific company, industry and competitive conditions. The principal factors that the Committee took into account in evaluating each executive officer’s compensation package for the 2008 fiscal year are described below. However, the Committee has the discretion to apply entirely different factors, such as different measures of financial performance, for future years. Moreover, all of our Named Executive Officers have entered into employment agreements with the company and many components of each such person’s compensation, including both base salary and at least some portion of bonus, are set by such agreements.

We generally use substantially the same form of executive employment agreement for each of our executive officers, other than Messrs. Ulloa and Wilkinson, to ensure that key elements of compensation and terms of employment for each of our executive officers are materially consistent. We generally enter into employment agreements with our executive officers for a term of between three and five years, which provides us with stability in the employment of our executive officers as well as flexibility to evaluate the performance of the executive at the end of each such term.

Typically, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers, and the Committee may accept or adjust such recommendations in its discretion. Messrs. Ulloa and Wilkinson are founders, members of the Board and significant stockholders of the company, in addition to serving as our Chairman and Chief Executive Officer, in the case of Mr. Ulloa, and President and Chief Operating Officer, in the case of Mr. Wilkinson. We entered into the current executive employment agreements with each of Messrs. Ulloa and Wilkinson in August 2005 on substantially identical terms, and prior to negotiating and entering into each such employment agreement, the Committee evaluated various criteria, including our performance and relative stockholder return, the value of similar incentive awards to chief executive officers, presidents, chief operating officers and other executive officers at comparable companies, and compensation paid to each of Messrs. Ulloa and Wilkinson in past years. The Committee consulted with Frederic Cook in evaluating these factors, and consulted with outside legal counsel in negotiating each employment agreement. Following the completion of the Committee’s evaluation and negotiation, the Board reviewed and approved the employment agreements for each of Messrs. Ulloa and Wilkinson, as recommended by the Committee.

Our total compensation program for our executive officers consists of the following key elements of compensation:

•	Base salary

•	Bonus

•	Equity incentive compensation

•	Certain additional benefits and perquisites

Base Salary

It is our goal to provide a base salary for our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities, value to us, experience and past performance. Base salaries for each of our executive officers are established pursuant to the terms of their respective employment agreements. Our standard executive employment agreement provides that an executive officer’s base annual salary may be increased, in the discretion of the Committee, on the anniversary of the effective date of each such employment agreement. Our standard executive employment agreement also does not permit a material reduction to be made to an executive’s then-current base annual salary, unless such reduction is applicable generally to similarly-situated senior executives of the company. This provision is included to provide each executive with security with respect to their salary for competitive reasons, while providing us with flexibility in the event that the performance of the company, or the performance of our executive officers as a whole, warrants the reduction in base salary of all executive officers.

Effective August 2005, we entered into the current five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. Effective the same time, we also entered into the current five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreements provide for an initial base salary of $800,000 per year for each of Messrs. Ulloa and Wilkinson and provide that the initial base salary shall be reviewed annually as of each of the first five anniversaries of the effective date and, in the discretion of the Committee, the base salary may be increased. In reviewing increases in the base salary, each agreement provides that the Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of each of Messrs. Ulloa and Wilkinson, performance considerations, and the nature and extent of salary increases given to other employees of the company during the prior year. In considering increases to 2008 base salary, the Committee considered factors including: (i) salary increases given to other company employees and executive officers in the prior year; (ii) each of Messrs. Ulloa’s and Wilkinson’s performance in the prior year; and (iii) performance of the company in light of general economic conditions as well as specific company, industry and competitive conditions. Following its review, the Committee determined that it was appropriate to provide each of Messrs. Ulloa and Wilkinson with an increase in each of their base annual salaries, and that such increase should be consistent with salary increases given to other company employees and executive officers. As a result, in July 2008 the Committee approved an increase in each of their base annual salary of 3% effective as of the anniversary date of each of their employment agreements, to $876,000.

In January 2007, we entered into the current three-year employment agreement with Mr. Liberman pursuant to which he serves as the president of our radio division. This agreement with Mr. Liberman provides for an initial base salary of $382,000 per year, and that the initial base salary shall be reviewed annually as of each anniversary of the effective date and, in the discretion of the Committee, the base salary may be increased. In evaluating Mr. Liberman’s increase in base salary in 2008, the Committee considered factors including: (i) salary increases given to other company employees and executive officers in the prior year; (ii) salary increases given to Mr. Liberman in prior years; and (iii) Mr. Liberman’s performance and the performance of his department in the prior year. Following its review, the Committee determined that it was appropriate to increase Mr. Liberman’s base annual salary, and that such increase should be consistent with salary increases given to other company employees and executive officers. As a result, in January 2008 the Committee approved an increase in Mr. Liberman’s base annual salary of 3% effective as of the anniversary date of his employment agreement, to $393,500.

In April 2008, we entered into a three-year employment agreement with Mr. Young pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer effective May 12, 2008. This new employment agreement replaced Mr. Young’s prior employment agreement pursuant to which he previously served as the president of our outdoor advertising division, which we sold to Lamar Advertising Company in May 2008. The current employment agreement with Mr. Young provides for an initial base salary of $350,000 per year, which may be increased on the first and second anniversaries of the effective date of the agreement, in the discretion of the Committee. The Committee relied substantially upon management to negotiate the material terms of the current employment agreement with Mr. Young. The Committee consulted with Frederic Cook, which advised that they believed that the aggregate compensation to be provided to Mr. Young under the agreement is in line with the median aggregate compensation for chief financial officers of similarly-sized publicly-traded companies, although the Committee did not engage in specific benchmarking with respect to Mr. Young’s compensation. The Committee also considered factors including Mr. Young’s experience and prior performance as the president of our outdoor division, the nature of the new duties and responsibilities to be performed by Mr. Young and competitive considerations, including the compensation required to attract and retain Mr. Young to relocate from the New York City metropolitan area and remain employed with the company following the sale of our outdoor advertising division.

In February 2008, John DeLorenzo announced his intention to resign as our Executive Vice President, Chief Financial Officer and Treasurer, and in April 2008 we entered into a Separation and Transition Agreement with Mr. DeLorenzo (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. DeLorenzo remained employed with us until May 12, 2008 (the “Resignation Date”), after which time Mr. DeLorenzo served as a consultant until December 31, 2008. The Separation Agreement provided that Mr. DeLorenzo was entitled to receive: (i) payments in an aggregate amount equal to $108,425 payable in equal monthly installments; (ii) a discretionary bonus for the first quarter of 2008 of $27,106; and (iii) the vesting of 25,000 restricted stock units previously granted to Mr. DeLorenzo as of November 15, 2008 (with all other restricted stock units previously granted to Mr. DeLorenzo to be forfeited and canceled as of the Resignation Date). In addition, pursuant to the Separation Agreement Mr. DeLorenzo provided us with a general release and has agreed to certain confidentiality, non-solicitation, non-competition and non-disparagement covenants. In evaluating and negotiating the Separation Agreement, the Committee consulted with management, outside legal counsel and Frederic Cook, and factors considered by the Committee included the nature and extent of consulting services, releases and covenants to be provided by Mr. DeLorenzo.

In 2008, we experienced a significant decrease in revenue when compared to 2007, primarily as a result of the global financial crisis and recession that affected the advertising market, our industry and the company. In response to this global financial crisis and recession, during 2008 and 2009 we have implemented significant cost-saving measures across the company, including reductions in personnel, employee base salaries, management bonuses, employee benefits and general corporate expenses. As part of these cost-saving measures, in April 2009 the company reduced annual base salaries of all employees based on a sliding scale determined by each employee’s then-current compensation level, including the annual base salaries of the company’s Named

Executive Officers. The salary reductions and new annual base salaries of our Named Executive Officers are as follows: (i) Mr. Ulloa, a 15% reduction from $876,000 to $744,600; (ii) Mr. Wilkinson, a 15% reduction from $876,000 to $744,600; (iii) Mr. Young, a 12.5% reduction from $350,000 to $306,300; and (iv) Mr. Liberman, a 12.5% reduction from $393,500 to $344,300.

Bonus

Similarly as discussed above with respect to base salary, the Committee believes that we should provide cash bonus compensation to our executive officers that is sufficiently high to attract and retain a strong management team and reflects the individual executive’s responsibilities and service to the company, value to the company, experience and past performance. Bonuses granted to our executive officers are also established, in part, pursuant to the terms of their respective employment agreements.

Pursuant to the employment agreement for each of Messrs. Ulloa and Wilkinson, each of Messrs. Ulloa and Wilkinson is eligible to receive a cash bonus equal to the sum of:

(i) between 50% and 75% of his then-current base salary if our “consolidated adjusted EBITDA” increases between 10% and 14% over the previous year, with the bonus being prorated for increases between 10% and 14% (our “consolidated adjusted EBITDA” is defined as our net income (loss) plus (gain) loss on sale of assets, depreciation and amortization, non-cash impairment loss, non-cash stock-based compensation included in operating and corporate expenses, non-cash corporate expense, net interest expense, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments); and

(ii) up to an additional 25% of his then-current base salary in the discretion of the Committee, taking into account achievement of operating and financial performance goals and the increase in stockholder value (or such lesser amount as Mr. Ulloa or Mr. Wilkinson may request).

The Committee typically considers bonuses for Messrs. Ulloa and Wilkinson following the completion of the audit of our financial statements by our independent accountants and the filing of our annual report on Form 10-K with the SEC. For each calendar year ending after December 31, 2008, each of Messrs. Ulloa and Wilkinson is eligible to receive a cash bonus on the same terms and conditions as described above, unless the Committee adopts modified criteria for the calculation of annual bonus for such year, in which case the cash bonus for such year shall be calculated in accordance with such criteria (or such lesser amount as Mr. Ulloa or Mr. Wilkinson may request).

Bonuses for executive officers other than Messrs. Ulloa and Wilkinson are recommended by the Chief Executive Officer and reviewed and approved by the Committee, in the Committee’s sole discretion. Under the employment agreements for each of Messrs. Young and Liberman, each of these executive officers is eligible to receive an annual bonus, in the discretion of the Committee, of up to 50% of his then-applicable base salary.

With respect to the performance bonus for Messrs. Ulloa and Wilkinson, based on our consolidated adjusted EBITDA growth rate for the fiscal year ended December 31, 2008, neither of these executive officers were entitled to receive a performance bonus for 2008 under the formula described above.

As further described above, due to the global financial crisis and recession during 2008 and 2009 that affected the advertising market, our industry and the company, we have implemented significant cost-saving measures across the company during 2008 and 2009. With respect to the discretionary portion of the bonus for each of Messrs. Ulloa, Wilkinson, Young and Liberman under their respective employment agreements, at the request of Messrs. Ulloa and Wilkinson as part of the cost-saving measures implemented by the company during 2009, and despite the individual performances of each such executive officer on behalf of the company, the Committee refrained from considering a discretionary bonus to Messrs. Ulloa, Wilkinson, Young or Liberman.

Equity Incentive Compensation

The Committee believes in linking long-term incentives to stock ownership. The Committee believes that the incentive of future stock ownership encourages employees to remain in our employ and motivate them to use their best efforts at all times. In addition, the Committee believes that equity incentive compensation further enhances the alignment of the interests of our executive officers and employees with those of our stockholders. In May 2004, our stockholders adopted the 2004 Plan, which replaced the 2000 Plan, and the 2004 Plan is our primary vehicle for offering equity incentive compensation to our directors, executive officers and other employees. The 2004 Plan is administered by the Committee, which determines the type and amount of grants, vesting requirements and other features and conditions of equity incentive compensation awards, including whether to waive performance conditions or other vesting requirements of any award or to reduce or increase the size of any award. Each of our Named Executive Officers is eligible to receive grants of stock options, restricted stock or other equity incentive grants under the 2004 Plan, or any successor plan. We do not have specific stock ownership guidelines applicable to our executive officers.

We do not use any pre-determined formula in determining the number of restricted stock units that are granted to executive officers. We base the amount of restricted stock units granted on such considerations as the level of experience and individual performance of such executive officer, the number of stock options or restricted stock units previously received by such executive officer, and general competitive considerations, including retention of each executive officer. The Committee relies substantially on management, including the Chief Executive Officer, to make specific recommendations regarding which individuals, including our Named Executive Officers, should receive restricted stock unit grants and the amounts of such grants, in recognition of the fact that management is in the best position to evaluate which individuals are most likely to be motivated by such incentive compensation and are most valuable to our performance and entitled to be rewarded, by such incentive compensation. The Committee believes that executives should be compensated for the services that they perform without regard to existing equity holdings, and typically does not take into account existing equity holdings of any Named Executive Officer.

In March 2008 the Committee granted 651,000 restricted stock units to our executive officers and other key employees, with 125,000, or 19.2%, of such amount being granted to the Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of our Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. These restricted stock units vest as follows: (i) 40% on January 1, 2010, provided the recipient is employed by us on such date; (ii) 40% on January 1, 2012, provided the recipient is employed by us on such date; and (iii) 20% upon our achievement of certain total consolidated adjusted EBITDA goals for fiscal year 2008, as determined by the Committee (as defined in the company’s corporate consolidated adjusted EBITDA forecast for fiscal year 2008, as may be adjusted in the discretion of the company or the Compensation Committee), provided the recipient is employed by us on March 31, 2009. We did not reach our budgeted consolidated adjusted EBITDA goals for fiscal year 2008, and, accordingly, the performance goal component of each grant did not vest and was forfeited in accordance with its terms.

Benefits and Perquisites

With limited exceptions, the benefits and perquisites provided to our executive officers, including our Named Executive Officers, are generally available to all of our employees. Exceptions include a monthly automobile allowance provided to certain executives, including Messrs. Ulloa, Wilkinson and Liberman. In addition, we provide, without cost to employees, a travel accident insurance policy that provides a travel accident benefit to all employees, with a greater accident benefit for executives than for non-executive employees. We also generally pay a portion of the health insurance premiums for our employees, and for certain executive officers, including our Named Executive Officers, we pay a greater amount or all of the health insurance premiums than the amount that we pay for employees in general.

Change in Control

Pursuant to our standard executive employment agreement, following a change in control of the company, if the executive officer is not offered continued employment in a substantially similar capacity as such officer performs under his employment agreement, or is required to move his residence outside of the metropolitan area provided in his employment agreement, the executive officer will be entitled to receive all accrued salary and benefits through the date of termination, any discretionary bonus that has been approved by the Committee and a severance payment equal to one year of his then-current base salary.

The employment agreements for each of our Named Executive Officers provide for this type of severance compensation, except as described as follows with respect to Messrs. Ulloa and Wilkinson. If, following a change in control of the company, the employment of either Mr. Ulloa or Mr. Wilkinson is terminated by us without cause, or is terminated by them for good reason (as each such term is defined in each such employment agreement), he would be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. In addition, upon any termination described above, all stock options then held by each of Messrs. Ulloa and Wilkinson shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives previously awarded shall lapse.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company, as the Committee believes that employee directors are adequately compensated for all of their responsibilities, including service as a director, through their compensation as employees. Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, upon the unanimous approval of all members of the relevant committee. The Board, upon the recommendation of the Committee, adopted this director compensation policy on July 13, 2006.

As part of the Committee’s ongoing review of director equity incentive compensation during 2008, the Committee consulted with Frederic Cook, which advised the Committee on various aspects of director equity compensation policies and practices, including, among other things, types of equity incentive grants, appropriate amounts and vesting criteria for such equity incentive grants and the director equity incentive compensation policies and practices of other companies in our industry and generally. The Committee also sought the input of our Chairman of the Board and Chief Executive Officer, who, as an officer of the company, was not entitled to receive any compensation for his services as a director, with respect to the implementation of director equity incentive compensation and the regulatory, tax and accounting effects of various forms of equity incentive grants.

In May 2008, the Committee recommended to the Board that each non-employee director receive a grant of 16,000 restricted stock units, vesting on May 1 of the following year, with the underlying shares of Class A common stock relating to such restricted stock units to be distributed to each such director at the time of termination of such director’s service with us, or as may otherwise be provided by the Committee in accordance with applicable laws, rules and regulations. At a meeting of the Board on May 29, 2008, the Board approved a grant of restricted stock units on these terms to each non-employee director. It is currently the Committee’s intention to continue the practice of granting annual awards to our non-employee directors each year at the Board meeting on or around the date of our annual meeting of stockholders.

Tax Accounting and Treatment

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to our executive officers for the 2008 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to our executive officers for the 2009 fiscal year will exceed that limit. Because of that, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever approach the $1 million level.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments, including awards granted under the 2004 Plan, in accordance with the requirements of SFAS No. 123R. For additional information regarding SFAS No. 123R, please refer to Note 2 “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Summary Compensation Table for Fiscal Year 2008, 2007 and 2006

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Walter F. Ulloa,	2008	$860,833	$—	$146,795	$—	$—	$—	$23,346	(3)	$1,030,975
Chief Executive Officer	2007	$834,833	$212,500	$111,492	$91,666	$—	$—	$18,262	(3)	$1,268,753
	2006	$810,000	$618,000	$19,480	$131,286	$—	$—	$18,646	(3)	$1,601,138

Philip C. Wilkinson,	2008	$860,833	$—	$146,795	$—	$—	$—	$23,346	(4)	$1,030,975
Chief Operating Officer	2007	$834,833	$212,500	$111,492	$91,666	$—	$—	$23,358	(4)	$1,273,849
	2006	$810,000	$618,000	$19,480	$131,286	$—	$—	$23,390	(4)	$1,602,156

Christopher T. Young,	2008	$295,625	$—	$67,501	$—	$—	$—	$20,385	(6)	$383,511
Chief Financial Officer (5)	2007	$261,426	$65,750	$47,782	$9,927	$—	$—	$12	(6)	$384,897
	2006	$243,518	$25,000	$8,349	$15,754	$—	$—	$396	(6)	$293,017

Jeffrey A. Liberman,	2008	$393,500	$—	$87,925	$—	$—	$—	$14,696	(7)	$496,122
President Radio Division	2007	$382,000	$110,000	$68,475	$42,084	$—	$—	$14,708	(7)	$617,267
	2006	$360,603	$180,300	$11,132	$52,515	$—	$—	$12,940	(7)	$617,490

John F. DeLorenzo,	2008	$156,243	$27,106	$—	$—	$—	$—	$126,897	(9)	$310,246
Chief Financial Officer (8)	2007	$422,093	$108,425	$79,637	$—	$—	$—	$12,558	(9)	$622,713
	2006	$408,807	$204,500	$13,914	$—	$—	$—	$12,590	(9)	$639,811

(1)	Bonus amounts awarded to each Named Executive Officer were based on the satisfaction of factors set forth in their respective employment agreements, as described in “Compensation Discussion and Analysis.”
(2)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations), see Note 11 “Equity Incentive Plans” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 16, 2009.
(3)	For 2008, includes $18,000 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan. For 2007, includes $18,000 as an automobile allowance and a company matching contribution under our 401(k) plan. For 2006, includes $18,000 as an automobile allowance and a company matching contribution under our 401(k) plan.
(4)	For 2008, includes $18,000 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums and a company matching contribution under our 401(k) plan. For 2007, includes $18,000 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan. For 2006, includes $18,000 as an automobile allowance; $4,744 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan.

(5)	Mr. Young served as the president of our outdoor advertising division for fiscal years 2006 and 2007, and through May 12, 2008 when it was sold. Mr. Young has served as our Chief Financial Officer since May 12, 2008.
(6)	For 2008, includes $20,135 in expenses related to Mr. Young’s relocation from our outdoor advertising division’s office in New York to our corporate headquarters in California; and a company matching contribution under our 401(k) plan. For 2007, includes travel insurance premiums. For 2006, includes travel and life insurance premiums.
(7)	For 2008, includes $9,600 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan. For 2007, includes $9,600 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan. For 2006, includes $7,800 as an automobile allowance, $4,744 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan.
(8)	Mr. DeLorenzo served as our Chief Financial Officer for 2006, 2007 and through May 12, 2008.
(9)	For 2008, includes $2,700 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; a company matching contribution under our 401(k) program; and $108,425 in consulting fees and $37,532 in accrued vacation following Mr. DeLorenzo’s resignation. For a discussion of the terms of the Separation and Transition Agreement that we entered into with Mr. DeLorenzo, see “Compensation Discussion and Analysis; Objectives and Philosophy; Base Salary” above. For 2007, includes $7,200 as an automobile allowance; $5,096 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan. For 2006, includes $7,200 as an automobile allowance, $4,744 for medical insurance premiums; travel and life insurance premiums; and a company matching contribution under our 401(k) plan.

Grants of Plan-Based Awards During 2008

		Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter F. Ulloa	03/14/08	—	$—	$—	$—	32,000	40,000	40,000	—	—	$6.13
Philip C. Wilkinson	03/14/08	—	$—	$—	$—	32,000	40,000	40,000	—	—	$6.13
Christopher T. Young	03/14/08	—	$—	$—	$—	16,000	20,000	20,000	—	—	$6.13
Jeffrey A. Liberman	03/14/08	—	$—	$—	$—	20,000	25,000	25,000	—	—	$6.13
John F. Delorenzo	N/A	—	$—	$—	$—	—	—	—	—	—	$—

(1)	Represents restricted stock unit awards which vest as follows: (i) forty percent (40)% on January 1, 2010, provided the recipient is employed by the company on such date; (ii) forty percent (40)% on January 1, 2012, provided the recipient is employed by the company on such date; and (iii) twenty percent (20)% upon the company’s achievement of certain EBITDA goals for fiscal year 2008, as adjusted (pro forma as defined by the Committee), calculated as of March 31, 2009, provided the recipient is employed by the company on March 31, 2009.

Employment Agreements

Agreement with Walter F. Ulloa.    Effective August 2005, we entered into a five-year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provides for an initial base salary of $800,000 per year. Mr. Ulloa’s salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Following the reduction in base salary implemented by the company in 2009 described above, Mr. Ulloa’s annual base salary is currently $744,600.

Mr. Ulloa is eligible to receive an annual bonus equal to the sum of: (i) between 50% and 75% of his then-current base salary if our consolidated adjusted EBITDA increases between 10% and 14% over the previous year, with the bonus being prorated for increases between 10% and 14%; and (ii) up to an additional 25% of his then-current base salary, in the discretion of the Compensation Committee (or such lesser amount as Mr. Ulloa may request). Mr. Ulloa is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Ulloa’s employment is terminated by us without cause, Mr. Ulloa will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If, following a change of control of the company, Mr. Ulloa’s employment is terminated by us without cause or by Mr. Ulloa for good reason, as specified in the agreement, Mr. Ulloa shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Ulloa shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by Mr. Ulloa shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to Mr. Ulloa shall lapse.

Agreement with Philip C. Wilkinson.    Effective August 2005, we entered into a five-year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreement provides for an initial base salary of $800,000 per year. Mr. Wilkinson’s salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement. Following the reduction in base salary implemented by the company in 2009 described above, Mr. Wilkinson’s annual base salary is currently $744,600.

Mr. Wilkinson is eligible to receive an annual bonus equal to the sum of: (i) between 50% and 75% of his then-current base salary if our consolidated adjusted EBITDA increases between 10% and 14% over the previous year, with the bonus being prorated for increases between 10% and 14%; and (ii) up to an additional 25% of his then-current base salary, in the discretion of the Compensation Committee (or such lesser amount as Mr. Wilkinson may request). Mr. Wilkinson is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Wilkinson’s employment is terminated by us without cause, Mr. Wilkinson will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If, following a change of control of the company, Mr. Wilkinson’s employment is terminated by us without cause or by Mr. Wilkinson for good reason, as specified in the agreement, Mr. Wilkinson shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, Mr. Wilkinson shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by Mr. Wilkinson shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to Mr. Wilkinson shall lapse.

Agreement with Christopher T. Young.    In April 2008, we entered into a three-year employment agreement with Mr. Young, pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer.

The agreement with Mr. Young provides for an initial base salary of $350,000 per year, which may be increased on the first and second anniversaries of the effective date of the agreement, in the discretion of the Compensation Committee. Mr. Young is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to fifty percent (50%) of his then-applicable base salary. Mr. Young is also eligible to receive equity incentive grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto, in the discretion of the Compensation Committee. Following the reduction in base salary implemented by the company in 2009 described above, Mr. Young’s annual base salary is currently $306,300.

If Mr. Young’s employment is terminated by us without cause, or should Mr. Young voluntarily terminate his employment for good reason (as such term is defined in the agreement), Mr. Young will be entitled to receive: (i) all accrued salary and any bonus approved by the Compensation Committee through the date of termination; and (ii) severance compensation in an amount equal to Mr. Young’s then-current annual base salary. If Mr. Young’s employment is terminated by us for cause (as such term is defined in the agreement), Mr. Young will be entitled to receive only any accrued salary and benefits through the date of termination, and shall be ineligible for any bonus.

Agreement with Jeffery A. Liberman.    In January 2007, we entered into a new three-year employment agreement with Mr. Liberman pursuant to which he serves as the president of our radio division. The agreement with Mr. Liberman provides for an initial base salary of $382,000 per year. Mr. Liberman’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased on the first and second anniversaries of the effective date of the agreement. Following the reduction in base salary implemented by the company in 2009 described above, Mr. Liberman’s annual base salary is currently $344,300.

Mr. Liberman is eligible to receive an annual bonus, in the discretion of the Compensation Committee, of up to 50% of his then-applicable base salary. Mr. Liberman is also eligible to receive grants of stock options, restricted stock and other grants under the company’s 2004 Equity Incentive Plan, or any successor plan thereto.

If Mr. Liberman’s employment is terminated by us without cause or by Mr. Liberman for good reason, including a change of control of the company, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination, (ii) any discretionary bonus that is approved by the Compensation Committee and (iii) a severance payment equal to one year of his then-current base salary, payable in equal payments, corresponding to the company’s usual executive paydays. Mr. Liberman’s receipt of this severance payment is conditioned upon his execution of a customary form of release whereby he waives all claims arising out of his employment and termination of employment. If Mr. Liberman’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus.

Equity Awards

On March 14, 2008, we granted restricted stock units to each of our Named Executive Officers. The restricted stock units were awarded under the 2004 Plan, and each unit entitles the recipient to receive one share of the company’s Class A common stock for each restricted stock unit when the applicable vesting requirements are satisfied. The restricted stock units vest as follows: (i) forty percent (40%) on January 1, 2010, provided the recipient is employed by the company on such date; (ii) forty percent (40%) on January 1, 2012, provided the recipient is employed by the company on such date; and (iii) twenty percent (20%) upon the company’s achievement of certain EBITDA goals for fiscal year 2008, as adjusted (pro forma as defined by the Committee), calculated as of March 31, 2009, provided the recipient is employed by the company on March 31, 2009.

The specific grants to Named Executive Officers were as follows:

Name	Restricted Stock Units Awards for Fiscal Year 2008 (1)
Walter F. Ulloa	40,000
Philip C. Wilkinson	40,000
Christopher T. Young	20,000
Jeffery A. Liberman	25,000

(1)	Amounts indicated represent the entire award granted. Of these amounts, twenty percent (20%) of each grantee’s award was performance-based. Accordingly, each grantee received only eighty percent (80%) of the amount listed; the remainder was not received, as the performance targets associated with such grants were not met. See “Grants of Plan Based Awards During 2008” above.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Walter F. Ulloa	500,000	—	—	$16.50	08/02/10
	250,000	—	—	$11.05	01/31/12
	125,000	—	—	$6.49	04/16/13
	140,000	—	—	$10.27	01/29/14
	175,000	—	—	$7.86	01/28/15
						—	—	51,000	(1)	$79,560
						—	—	17,500	(2)	$27,300
						—	—	16,000	(3)	$24,960

Philip C. Wilkinson	500,000	—	—	$16.50	08/02/10
	250,000	—	—	$11.05	01/31/12
	125,000	—	—	$6.49	04/16/13
	140,000	—	—	$10.27	01/29/14
	175,000	—	—	$7.86	01/28/15
						—	—	51,000	(1)	$79,560
						—	—	17,500	(2)	$27,300
						—	—	16,000	(3)	$24,960

Christopher T. Young	48,762	—	—	$11.06	12/31/09
	11,238	—	—	$16.50	08/02/10
	25,000	—	—	$11.05	01/31/12
	15,000	—	—	$6.49	04/16/13
	20,000	—	—	$10.27	01/29/14
	65,000	—	—	$7.86	01/28/15
						—	—	23,000	(1)	$35,880
						—	—	7,500	(2)	$11,700
						—	—	8,000	(3)	$12,480

Jeffrey A. Liberman	150,000	—	—	$16.50	08/02/10
	75,000	—	—	$11.05	01/31/12
	50,000	—	—	$6.49	04/16/13
	50,000	—	—	$10.27	01/29/14
	100,000	—	—	$7.86	01/28/05
						—	—	30,000	(1)	$46,800
						—	—	12,500	(2)	$19,500
						—	—	10,000	(3)	$15,600

John F. Delorenzo	150,000	—	—	$9.86	03/31/09
	40,000	—	—	$10.27	03/31/09
	15,000	—	—	$9.43	03/31/09
	125,000	—	—	$7.86	03/31/09

(1)	Represents restricted stock unit awards which vest on January 1, 2010.
(2)	Represents restricted stock unit awards which vest on January 1, 2011.
(3)	Represents restricted stock unit awards which vest on January 1, 2012.

Potential Payments Upon Termination or Change-In-Control

During 2008, all of the Named Executive Officers had provisions in their then-current employment agreements providing for payments upon certain types of termination of employment, including upon a change of control of the company. For a description of those provisions, please see “Employment Agreements” above.

Director Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Darryl B. Thompson	$41,750	$93,095	$—	$—	$—	$—	$134,845
Gilbert Vasquez	$37,750	$93,095	$—	$—	$—	$—	$130,845
Esteban E. Torres	$33,250	$93,095	$—	$—	$—	$—	$126,345
Jesse Casso, Jr.	$41,000	$93,095	$—	$—	$—	$—	$134,095
Paul A. Zevnik	$36,000	$93,095	$—	$—	$—	$—	$129,095

(1)	For a discussion of the assumptions used in the valuation of awards (estimated forfeitures are not considered for purposes of these computations), see the notes to the consolidated financial statements included in our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 16, 2009.
(2)	On May 29, 2008, each referenced director was granted 16,000 restricted stock units at a grant fair value of $5.47. Such restricted stock units vest on May 1, 2009.

Director Compensation

For directors who are also officers or employees of the company, we do not provide additional compensation and such individuals are compensated only for their service as an officer or employee of the company. Our directors who are not officers or employees of the company are compensated for their services as follows: (i) an annual grant under our then-current equity incentive plan, in an amount and with the terms and conditions as may be provided from time to time in our then-current equity incentive plan, or as may otherwise be determined by the Board; (ii) $24,000 per year; (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chairperson of the committee). However, Board committees may waive the meeting fees to which they would otherwise be entitled, subject to the unanimous approval of all members of the relevant committee.

On May 29, 2008, we granted 16,000 restricted stock units to each non-employee director. The restricted stock units vest on May 1, 2009, and the underlying shares of Class A common stock relating to such restricted stock units are to be distributed to each such director at the time of termination of such director’s service with the company.

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our Board has adopted a Related Party Transaction Policy that provides for the review and approval of all related party transactions, which are generally defined under the policy as any transaction required to be disclosed under Item 404(a) of Regulation S-K. This written policy is supplemented by other written policies including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer and Senior Financial Officers and our Audit Committee’s charter, as well as certain provisions of the Delaware General Corporation Law.

Under our Related Party Transaction Policy, our Audit Committee reviews the material facts relating to all related party transactions that require the Audit Committee’s approval and considers whether to approve of our entry into the related party transaction, subject to certain exceptions. In determining whether to approve a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related party transaction, the extent of the related party’s interest in the transaction and whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances. Our Related Party Transaction Policy also provides that no director shall participate in any approval of a related party transaction for which he or she is a related party, and that the director will provide all material information concerning the transaction to the Audit Committee.

Under our Related Party Transaction Policy, certain transactions are deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000. These transactions include:

•	Employment of executive officers;

•	Director compensation;

•	Transactions where all shareholders receive proportional benefits;

•	Certain transactions involving the purchase of advertising from us at market rates and on such other terms as are consistent with those obtainable in arms-length transactions; and

•	Transactions involving competitive bids.

On an annual basis, each director and executive officer of the company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may arise.

In addition, our directors and executive officers are expected to disclose to the Audit Committee and our General Counsel the material facts of any transaction that could be considered a related party transaction promptly upon gaining knowledge of the transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Univision.    Based on our review of public filings, we believe that Univision currently owns less than 10% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the U.S. Department of Justice, or DOJ, pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 15% by March 26, 2006 and 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. Subsequently, in 2006, we repurchased 7.2 million shares of our Class U common stock held by Univision for $52.5 million. In February 2008, the company repurchased an additional 1,500,000 shares of Class U common stock held by Univision for $10.4 million.

Univision is the holder of all of our issued and outstanding Class U common stock. The Class U common stock has limited voting rights and does not include the right to elect directors. However, as the holder of all of our issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving our company, any dissolution of our company and any assignment of the Federal Communications Commission, or FCC, licenses for any of our company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share (subject to adjustment for stock splits, dividends or combinations) of our Class A common stock in connection with any transfer to a third party that is not an affiliate of Univision.

Pursuant to our Univision network affiliation agreements, Univision acts as our national advertising sales representative for our television stations affiliated with Univision’s primary network and Univision’s TeleFutura Network.

We are also a party to a marketing and sales agreement with Univision that expires in 2021. Under that agreement, we manage the marketing and sales operations of Univision-owned TeleFutura affiliates in six markets—Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.—where we own and operate a Univision affiliate.

In August 2008, we entered into an agreement with Univision pursuant to which we granted Univision the right to negotiate the terms of agreements providing for the carriage of our Univision- and TeleFutura-affiliated television station signals by cable, satellite and internet-based television service providers. The agreement also provides terms relating to compensation to be paid to us with respect to agreements that are entered into for the carriage of our Univision- and TeleFutura-affiliated television station signals.

Voting Agreement.    We have entered into the Voting Agreement with Messrs. Ulloa, Wilkinson and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the Voting Agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of themselves as directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with Walter F. Ulloa.    Mr. Ulloa is a director, officer and principal stockholder of LATV Networks, LLC (“LATV”). In April 2007, our Audit Committee and Board approved and authorized us to enter into a transaction with LATV that includes an affiliation agreement and an option to purchase an ownership interest in LATV. Pursuant to the affiliation agreement, we will broadcast programming provided to us by LATV on one of the digital multicast channel of certain of our television stations for a term of three years. Under the affiliation agreement, there are no fees paid for the carriage of programming, and we generally retain the right to sell approximately five minutes per hour of available advertising time. In addition, we will have the option to purchase, for a period of three years and in our sole discretion, membership units representing a minority ownership interest in LATV for a price of approximately $5.7 million. This transaction was reviewed and approved by our Audit Committee and Board in accordance with our Related Party Transaction Policy.

Mr. Ulloa is a director and principal stockholder of KJLA, LLC (“KJLA”). In January 2009, we entered into a sales representation agreement with KJLA pursuant to which we will serve as KJLA’s exclusive representative for the sale of all local and national advertising time (excluding network advertising) in the Los Angeles, California market. The sales representation agreement is for a term of two years, and may be terminated by either party upon advance notice of 60 days. Under the sales representation agreement, KJLA has agreed to pay us a fee based upon a percentage of KJLA’s advertising revenues. This transaction was reviewed and approved by our Audit Committee and Board in accordance with our Related Party Transaction Policy.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and the NYSE. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on the company’s corporate website. The Audit Committee met 10 times and acted by written consent one time during 2008.

The Audit Committee’s primary duties and responsibilities are to:

•	engage the company’s independent registered public accounting firm,

•	monitor the independent registered public accounting firm’s independence, qualifications and performance,

•	pre-approve all audit and non-audit services,

•	monitor the integrity of the company’s financial reporting process and internal control systems,

•	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the company and the Board,

•	monitor the company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management; and

•	review and approve all related party transactions under our Related Party Transactions Policy.

Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the scope and staffing of the company’s internal management group that was previously established by the company and held meetings with the company’s internal auditor regarding the progress and completion of the implementation of the company’s internal controls and the scope of their audit of such internal controls.

In overseeing the preparation of the company’s financial statements, the Audit Committee held meetings with the company’s internal auditor and independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance and to discuss the overall scope and plans for their respective audits, the evaluation of the company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Statement on Auditing Standards (“SAS”) No. 61 (Communication With Audit Committees) as amended by SAS No. 90 (Audit Committee Communications), the Audit Committee has discussed with the company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.

With respect to the company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the applicable standards of the Public Company Accounting Oversight Board. The Audit Committee also reviewed and approved the audit and non-audit fees of that firm.

On the basis of these reviews and discussions, the Audit Committee (i) appointed PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2009 fiscal year, and (iii) recommended to the Board that the Board approve the inclusion of the company’s audited financial statements in the 10-K for filing with the SEC.

Submitted by the Audit Committee:

Jesse Casso, Jr., Chair

Darryl B. Thompson

Gilbert R. Vasquez

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for our 2009 annual meeting of stockholders, proposals must be received by us no later than December 30, 2009.

ANNUAL REPORT ON FORM 10-K

We filed the 10-K with the SEC on March 16, 2009. A copy of the 10-K without exhibits has been mailed to all stockholders along with this proxy statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to us at our principal executive offices at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, Attention: Secretary. Copies of the 10-K may also be obtained from our website at http://phx.corporate-ir.net/phoenix.zhtml?c=121597&p=proxy.

OTHER MATTERS

Management does not know of any matters to be presented at the 2009 Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the 2009 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

It is important that your shares be represented at the 2009 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2009 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Walter F. Ulloa

Chairman and Chief Executive Officer

April 30, 2009

Santa Monica, California

ENTRAVISION COMMUNICATIONS CORPORATION

2009 ANNUAL MEETING OF STOCKHOLDERS

MAY 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ENTRAVISION COMMUNICATIONS CORPORATION

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Philip C. Wilkinson, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2009 Annual Meeting of Stockholders of the Company (the “2009 Annual Meeting”) to be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, 90401 at 10:00 a.m. on May 28, 2009, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND A VOTE FOR THE LISTED PROPOSAL. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND FOR PROPOSAL 2.

(To Be Dated And Signed On Reverse Side)
Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your Entravision Communications Corporation account online.

Access your Entravision Communications Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Entravision Communications Corporation, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

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www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect directors to serve for a term ending at the 2010 Annual Meeting of Stockholders or until a successor is duly elected and qualified.			FOR	AGAINST	ABSTAIN

FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor of the Company for the 2009 fiscal year.	☐	☐	☐
☐	☐	In their discretion, the proxies are authorized to vote upon such other business that properly may come before the 2009 Annual Meeting and any adjournments thereof.

Nominees:	01 Walter F. Ulloa,	02 Philip C. Wilkinson,
	03 Paul A. Zevnik,	04 Darryl B. Thompson,
05 Esteban E. Torres,
06 Gilbert R. Vasquez

(Instruction: To withhold authority to vote for any nominee, strike a line through the nominee’s name above.)

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY.

Signature	Signature (if joint or common ownership)	Date
Please sign exactly as name or names appear above, including the title “Executor,” “Guardian,” etc. if the same is indicated. When joint names appear both should sign. If stock is held by a corporation, this Proxy should be executed by a proper officer therof, whose title should be given.

Ù  FOLD AND DETACH HERE  Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/evc Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.